Exhibit 10.58(e)

Schedule A

Notice of Restricted Stock Grant

Participant:	Larry C. Glasscock

Company:	WellPoint, Inc.

Notice:	You have been granted the following award of restricted shares of common stock of the Company in accordance with the terms of the Plan and the attached Restricted Stock Award Agreement.

Plan:	WellPoint 2006 Incentive Compensation Plan

Grant:	Grant Date: [•]
Number of Shares of Restricted Stock: [•]

Period of Restriction:	The Period of Restriction applicable to the number of Shares of your Restricted Stock listed in the “Shares” column below shall commence on the Grant Date and shall lapse on the date listed in the “Lapse Date” column below.

Shares	Lapse Date

However, in the event that a Change of Control occurs before your Termination, the Period of Restriction shall immediately lapse, causing any restrictions which would otherwise remain on your Restricted Stock to immediately lapse.

Rejection:	If you do not want to accept your Restricted Stock, please return this Agreement, executed by you on the last page of this Agreement, at any time within sixty (60) days after the Grant Date to WellPoint, Inc., 120 Monument Circle, Indianapolis, Indiana 46204, Attention: Stock Administration. Do not return a signed copy of this Agreement if you accept your Restricted Stock. If you do not return a signed copy of this Agreement within sixty (60) days after the Grant Date, you will have accepted your Restricted Stock and agreed to the terms and conditions set forth in this Agreement and the terms and conditions of the Plan.

Restricted Stock Award Agreement

This Restricted Stock Award Agreement (this “Agreement”) dated as of the Grant Date (the “Grant Date”) set forth in the Notice of Restricted Stock Grant attached as Schedule A hereto (the “Grant Notice”) is made between WellPoint, Inc. (the “Company”) and the Participant set forth in the Grant Notice. The Grant Notice is included in and made part of this Agreement.

1. Period of Restriction. The Period of Restriction with respect to the Restricted Stock shall be as set forth in the Grant Notice (the “Period of Restriction”). The Participant acknowledges that prior to the expiration of the applicable portion of the Period of Restriction, the Restricted Stock may not be sold, transferred, pledged, assigned, encumbered, alienated, hypothecated or otherwise disposed of (whether voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy)). Upon the expiration of the applicable portion of the Period of Restriction, the restrictions set forth in this Agreement with respect to the Restricted Stock theretofore subject to such expired Period of Restriction shall lapse, except as may be provided in accordance with Section 9 hereof.

2. Ownership. The Participant agrees that the Participant’s ownership of the Restricted Stock will be evidenced solely by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated stock transfer agent in the Participant’s name. Upon expiration of the applicable portion of the Period of Restriction, the Company shall transfer the vested shares to the Participant’s account with the Company’s captive broker.

3. Termination and Forfeiture.

(a) Termination. The Participant’s Termination will affect the Restricted Stock in accordance with Sections 13 and/or 15 of the Employment Agreement entered into by and between the Company and the Participant dated as of December 28, 2005 (the “Employment Agreement”).

(b) Termination by the Company For Cause. Notwithstanding the foregoing, if the Participant’s Termination is by the Company For Cause (as defined in the Employment Agreement), then all Restricted Stock for which the Period of Restriction had not lapsed prior to the date of such Termination shall be immediately forfeited.

(c) Other Forfeiture. The Restricted Stock shall be forfeited if the Participant breaches any provision of Section 19 (other than Section 19(b)) of the Employment Agreement, in which case the Participant shall be subject to the “Return of Consideration” provision contained in Section 19(g) of the Employment Agreement.

4. Transferability of the Restricted Stock. The Participant shall have the right to appoint any individual or legal entity in writing, on a Designation of Beneficiary form as his/her beneficiary to receive any Option (to the extent not previously terminated or forfeited) under this Agreement upon the Participant’s death. Such designation under this Agreement may be revoked by the Participant at any time and a new beneficiary may be appointed by the Participant by execution and submission to the Company, or its designee, of a revised Designation of Beneficiary form to this Agreement. In order to be effective, a designation of beneficiary must be completed by the Participant on the Designation of Beneficiary form and received by the Company, or its designee, prior to the date of the Participant’s death. If the Participant dies without such designation, the Option may be exercised only by the executor or administrator of the Participant’s estate or by a person who shall have acquired the right to such exercise by will or by the laws of descent and distribution.

5. Taxes and Withholdings. Upon the expiration of the applicable portion of the Period of Restriction or such earlier dates as the Participant elects pursuant to Section 83(b) of the Code, or as of which the value of any Shares of Restricted Stock first becomes includible in the Participant’s gross income for income tax purposes, the Participant shall notify the Company if the Participant wishes to pay to the Company in cash, check or with shares of WellPoint common stock already owned for the satisfaction of any taxes of any kind required by law to be withheld with respect to such Shares; provided, however, that pursuant to any procedures, and subject to any limitations as the Compensation Committee of the Board of Directors of the Company (“Committee”) may prescribe and subject to applicable law, if the Participant does not notify the Company in writing at least 14 days prior to the applicable lapse of the Period of Restriction, then the Participant will satisfy such withholding obligations by withholding Shares otherwise deliverable to the Participant pursuant to the Restricted Stock (provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy required Federal, state, local and non-United States withholding obligations using the minimum statutory withholding rates for Federal, state, local and/or non-U.S. tax purposes, including payroll taxes, that are applicable to supplemental taxable income). Any such election made by the Participant must be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate. In the event that the Participant elects immediate Federal income taxation with respect to all or any portion of this award of Restricted Stock pursuant to Section 83(b) of the Code, the Participant agrees to deliver a copy of such election to the Company within ten (10) days after filing such election with the Internal Revenue Service.

6. Rights as a Shareholder. The Participant shall have all rights of a shareholder (including, without limitation, dividend and voting rights) with respect to the Restricted Stock, for record dates occurring on or after the Grant Date and prior to the date any such Shares of Restricted Stock are forfeited in accordance with this Agreement, except that any dividends or distributions paid in Shares or other securities (including, without limitation, any change in the shares of Restricted Stock pursuant to Section 4.3 of the Plan) with respect to the Restricted Stock shall, during the Period of Restriction, be deposited with the Company or any holder appointed pursuant to Section 2 hereof, together with a stock power endorsed in blank or other appropriate instrument of transfer, or credited to the Participant’s book-entry account established under Section 2 hereof, as applicable, and shall be subject to the same restrictions (including, without limitation, the Period of Restriction) as such Restricted Stock and otherwise considered to be such Restricted Stock for all purposes hereunder.

7. No Right to Continued Employment. Neither the Restricted Stock nor any terms contained in this Agreement shall confer upon the Participant any express or implied right to be retained in the employment or service of the Company or any Affiliate for any period, nor restrict in any way the right of the Company, which right is hereby expressly reserved, to terminate the Participant’s employment or service at any time for any reason. The Participant acknowledges and agrees that any right to have restrictions on the Restricted Stock lapse is earned only by continuing as an employee of the Company or an Affiliate at the will of the Company or such Affiliate, or satisfaction of any other applicable terms and conditions contained in the Plan and this Agreement, and not through the act of being hired, being granted the Restricted Stock or acquiring Shares hereunder.

8. The Plan. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such regulations as may from time to time be adopted by the Committee. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Plan and the prospectus describing the Plan can be found on the Company’s HR intranet. A paper copy of the Plan and the prospectus shall be provided to the Participant upon the Participant’s written request to the Company at WellPoint, Inc., 120 Monument Circle, Indianapolis, Indiana 46204, Attention: Corporate Secretary, Shareholder Services Department.

9. Compliance with Laws and Regulations.

(a) The Restricted Stock and the obligation of the Company to sell and deliver Shares hereunder shall be subject in all respects to (i) all applicable Federal and state laws, rules and regulations and (ii) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Committee shall, in its discretion, determine to be necessary or applicable. Moreover, the Company shall not deliver any certificates for Shares to the Participant or any other person pursuant to this Agreement if doing so would be contrary to applicable law. If at any time the Company determines, in its discretion, that the listing, registration or qualification of Shares upon any national securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable, the Company shall not be required to deliver any certificates for Shares to the Participant or any other person pursuant to this Agreement unless and until such listing, registration, qualification, consent or approval has been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Company.

(b) The Shares received upon the expiration of the applicable portion of the Period of Restriction shall have been registered under the Securities Act of 1933 (“Securities Act”). If the Participant is an “affiliate” of the Company, as that term is defined in Rule 144 under the Securities Act (“Rule 144”), the Participant may not sell the Shares received except in compliance with Rule 144. Certificates representing Shares issued to an “affiliate” of the Company may bear a legend setting forth such restrictions on the disposition or transfer of the Shares as the Company deems appropriate to comply with Federal and state securities laws.

(c) If, at any time, the Shares are not registered under the Securities Act, and/or there is no current prospectus in effect under the Securities Act with respect to the Shares, the Participant shall execute, prior to the delivery of any Shares to the Participant by the Company pursuant to this Agreement, an agreement (in such form as the Company may specify) in which the Participant represents and warrants that the Participant is purchasing or acquiring the shares acquired under this Agreement for the Participant’s own account, for investment only and not with a view to the resale or distribution thereof, and represents and agrees that any subsequent offer for sale or distribution of any kind of such Shares shall be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the Shares being offered or sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer for sale of such Shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Company, from counsel for or approved by the Company, as to the applicability of such exemption thereto.

10. Notices. All notices by the Participant or the Participant’s assignees shall be addressed to WellPoint, Inc., 120 Monument Circle, Indianapolis, Indiana 46204, Attention: Stock Administration, or such other address as the Company may from time to time specify. All notices to the Participant shall be addressed to the Participant at the Participant’s address in the Company’s records.

11. Other Plans. The Participant acknowledges that any income derived from the Restricted Stock shall not affect the Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Company or any Affiliate.

WELLPOINT, INC.

By:
Printed:	William J. Ryan
Its:	Chairman, Compensation Committee
WellPoint, Inc. Board of Directors

I DO NOT accept this Restricted Stock:

Signature:
Larry C. Glasscock

Date: